Exhibit 99.1

NEWCASTLE INVESTMENT CORP.

Newcastle Announces Common and Preferred Dividends

and its Recent Cash and Investment Activity

New York, NY. June 17, 2011 – Newcastle Investment Corp. (NYSE: NCT) announced today that its Board of Directors has declared a quarterly dividend of $0.10 per common share for the second quarter of 2011. The dividend is payable on July 29, 2011 to shareholders of record on July 5, 2011. The Company’s common shares will begin trading ex-dividend on June 29, 2011.

The Board of Directors also declared dividends on the Company’s Series B, Series C and Series D preferred stock for the period beginning May 1, 2011 and ending July 30, 2011. The dividends are payable on July 29, 2011 to shareholders of record on July 5, 2011. The Company will pay total dividends of $0.609375, $0.503125 and $0.523438 per share on the 9.75% Series B, 8.05% Series C and 8.375% Series D preferred stock, respectively.

Recent Cash and Investment Activity

Since the May 6, 2011 first quarter earnings release, the Company has invested an additional $59 million of unrestricted cash, resulting in total unrestricted cash investments since March 31, 2011 of $122 million at an expected average return of 18%. This amount includes the investment of $86 million to repurchase $119 million face amount of Newcastle CDO debt at an average price of 72% of par.

As of June 16, 2011, the Company had $62 million of unrestricted cash, and it expects to receive an additional $30 million in the next two weeks, which would increase unrestricted cash to $92 million. The Company also had $250 million of restricted cash available for reinvestment within its consolidated CDOs, and it expects to close on $144 million of new investments in the next 30 days, which would leave $106 million of restricted cash to invest within the CDOs. Although the Company expects that it will be able to close on these investments, there can be no assurances in this regard.

Kenneth Riis, Newcastle’s CEO commented, “We are pleased to announce the reinstatement of our common dividend. Our most recent investment activity has been very successful, and we are well positioned to generate stable earnings and cash flows. The second quarter dividend of 10 cents per common share reflects only a portion of our operating cash flow and earnings. We are seeing attractive investment opportunities, and our plan is to pay a quarterly dividend while retaining significant cash and liquidity for new investments and earnings growth.”

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to,

the projected average life of an investment, expected returns on investments, expected future receipts of cash, consummation of pending investments, expectations of plans to pay future dividends on our common or preferred shares, as well as other statements relating to our liquidity, future losses and impairment charges, our ability to acquire assets with attractive returns and the delinquent and loss rates on our subprime portfolios. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control.

Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the risk that market conditions cause downgrades of a significant number of our securities or the recording of additional impairment charges or reductions in shareholders’ equity; the risk that we can find additional suitably priced investments; the risk that investments made or committed to be made cannot be financed on the basis and for the term that we expect or otherwise cannot be consummated; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; and the relative spreads between the yield on the assets we invest in and the cost and availability of debt and equity financing. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Quarterly Report on Form 10-Q, which is available on the Company’s website (www.newcastleinv.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release.

Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Cautionary Note Regarding Expected Returns Presented in This Press Release

Expected returns are an estimate of the annualized effective rate of return that we presently expect to be earned over the projected life of an investment (i.e., IRR), after giving effect to existing leverage and calculated on a weighted average basis. Expected returns reflect our estimates of the coupon, amortization of premium or discount, and costs and fees and contemplate our assumptions regarding prepayments and loan losses, among other things. Expected returns may not equal income recognized in future periods, and the estimates we use to calculate expected returns could differ materially from actual results.

The expected returns presented in this press release are forward-looking statements. You should carefully read the cautionary statement above under the caption “Forward-looking Statements,” which directly applies to our discussion of expected returns.

About Newcastle

Newcastle Investment Corp. invests in real estate debt and other real estate related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global investment manager. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

Contact: Investor Relations, 212-479-3195, Investorrelations@newcastle.com